SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 8)*



                               Techne Corporation
-------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   878377 10 0
  ----------------------------------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with the statement . (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                        (Continued on following page(s))


                                Page 1 of 4 Pages

                                  SCHEDULE 13G

-----------------------------                         ------------------------
CUSIP No.   878377 10 0                               Page   2  of 4    Pages
          -------------------                         ----------    ----------


-------------------------------------------------------------------------------
1             NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Thomas E. Oland
              ###-##-####
-------------------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [ ]
                                                                    (b) [ ]


-------------------------------------------------------------------------------
3             SEC USE ONLY


-------------------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.A.
-------------------------------------------------------------------------------
         NUMBER OF            5            SOLE VOTING POWER
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH

                                           368,960   (includes   71,777   shares
                                           obtainable  upon  exercise of options
                                           exercisable at December 31, 1996.)
                            ---------------------------------------------------
                              6            SHARED VOTING POWER

                                           284,189
                            ---------------------------------------------------
                              7            SOLE DISPOSITIVE POWER

                                           368,960   (includes   71,777   shares
                                           obtainable  upon  exercise of options
                                           exercisable at December 31, 1996.)
                            ---------------------------------------------------
                              8            SHARED DISPOSITIVE POWER

                                           0
-------------------------------------------------------------------------------
9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              653,149 (includes 71,777 shares obtainable upon exercise of options exercisable at December 31, 1996.)
-------------------------------------------------------------------------------
10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES*                                            [ ]


-------------------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              6.9%
-------------------------------------------------------------------------------
12            TYPE OF REPORTING PERSON*

              IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)                  Name of Issuer:

                           Techne Corporation

Item 1(b)                  Address of Issuer's Principal Executive Offices:

                           614 McKinley Place N.E.
                           Minneapolis, MN 55413

Item 2(a)                  Name of Person Filing:

                           See Cover Page Item 1

Item 2(b) Address of Principal Business Office or, if none, residence:

                           614 McKinley Place N.E.
                           Minneapolis, MN 55413

Item 2(c)                  Citizenship:

                           See Cover Page Item 4

Item 2(d)                  Title of Class of Securities:

                           Common Stock

Item 2(e)                  CUSIP No.:

                           See Cover Page

Item 3                     Statement Filed Pursuant to Rules 13d-1(b) or
                           13d-2(b):

                           Not applicable

Item 4(a)                  Amount Beneficially Owned:

                           See Cover Page Item 9

Item 4(b)                  Percent of Class:

                           See Cover Page Item 11

Item 4(c)                  Number of Shares as to Which Such Person Has:

                           (i)      sole power to vote or to direct the vote:
                                    See Cover Page Item 5
                           (ii)     shared power to vote or to direct the vote:
                                    See Cover Page Item 6
                           (iii) sole power to dispose or to direct the disposition of: See Cover
                                    Page Item 7
                           (iv) shared power to dispose or to direct the disposition of: See Cover
                                    Page Item 8

Item 5                     Ownership of Five Percent or Less of a Class:

                           Not applicable

Item 6                     Ownership of More than Five Percent on Behalf of
                           Another Person:

                           Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                           Not applicable

Item 8 Identification and Classification of Members of the Group:

                           Not applicable

Item 9                     Notice of Dissolution of Group:

                           Not applicable

Item 10                    Certification:

                           Not applicable


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct as of December 31, 1996.


Dated:  January 22, 1997

                                             /s/ Thomas E. Oland
                                             Thomas E. Oland




                                   Page 4 of 4